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                                                                                                                     EXHIBIT 12

                    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                     (Dollars in thousands)

                                                           Three Months ended September 30,    Nine Months ended September 30,
                                                           -------------------------------------------------------------------

                                                                1998            1997                1998             1997
                                                            --------------  --------------      --------------   -------------


    Net income before extraordinary item                          $13,807         $23,309             $66,071         $55,099

    Add:
      Portion of rents representative
        of the interest factor                                        155             111                 401             301
      Interest on indebtedness                                     27,224          19,346              75,784          58,265
                                                            ==============  ==============      ==============   =============
        Earnings                                                  $41,186         $42,766            $142,256        $113,665
                                                            ==============  ==============      ==============   =============

    Fixed charges and preferred stock dividend:
      Interest on indebtedness                                    $27,224         $19,346             $75,784         $58,265
      Capitalized interest                                            910             852               2,223           2,082
      Portion of rents representative
        of the interest factor                                        155             111                 401             301
                                                            --------------  --------------      --------------   -------------
         Fixed charges                                             28,289          20,309              78,408          60,648
                                                            --------------  --------------      --------------   -------------
    Add:
      Preferred stock dividend                                      5,650           5,653              16,953          11,692
                                                            --------------  --------------      --------------   -------------

         Combined fixed charges and preferred stock dividend      $33,939         $25,962             $95,361         $72,340
                                                            ==============  ==============      ==============   =============

    Ratio of earnings to fixed charges                               1.46 x          2.11 x              1.81 x          1.87 x

    Ratio of earnings to combined fixed charges
         and preferred stock dividend                                1.21            1.65                1.49            1.57
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